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                                                              Exhibit 10(r)(6)

                     1995 EXECUTIVE OFFICER INCENTIVE PLAN

        This plan provided the opportunity in 1995 for executive officers including Mr. Redmond to earn annual incentives in addition to their salaries. The Compensation Committee each year establishes the target amounts as a specified percentage of the executive officer's salary. For 1995, such percentages ranged from 35% to 40% for executive officers and 50% for Mr. Redmond. In the event that various goals (as more fully described under Annual Incentives) are achieved, an executive officer may be entitled to receive the full award and, in the event that certain performance goals have been exceeded, an executive officer may be entitled to receive up to 150% of such targeted percentage.

ANNUAL INCENTIVES

        Each year, the Committee establishes short-term financial goals which relate to one or more indicators of corporate financial performance.
Generally, incentive awards are paid to participating executives under the Executive Incentive Compensation Plan only when the pre-designated financial goals and the individual performance goals are achieved. Because the Merger was expected to be consummated during 1995, the Committee did not establish formal corporate financial goals for a performance period which was expected to be less than one year, but instead based the annual incentive award upon the overall financial performance of the Company and the individual performance of each executive. In reviewing the Company's overall financial performance, the Committee considered such corporate performance measures as earnings per share growth, internal cash generation, share price appreciation, return on common equity, book value, dividend payout ratio and cost management. The evaluation of each executive included a determination of factors including sustained performance of each executive's individual accountabilities, the impact of such individual performance on the business results of the Company, effective leadership of transition efforts, the level of the executive's responsibility, initiative, business judgment, technical expertise, management skills, and strategic direction. The relative importance of each of these factors was

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discretionary on the part of the Committee, and no particular formulas or weights were applied.

        Payouts under the Executive Incentive Compensation Plan are normally made 50% in cash and 50% in Company Common Stock, consistent with the philosophy of the Committee that payment of a portion of the short-term incentive opportunity in the form of Company Common Stock helps strike a balance between the focus of executives on short-term and long-term corporate financial results. Nevertheless, because executive officers who would have otherwise received stock as compensation within six months prior to the effective date of the Merger could have been subject to adverse consequences under the federal securities laws, stock could not be granted for 1995 performance, and all incentive awards for 1995 were paid in cash.

LONG-TERM INCENTIVES

        No long-term goals were established for 1995 because it was assumed the Merger would close before year-end.

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